Exhibit 5.1

Reed Smith LLP 2501 N. Harwood Street Suite 1700 Dallas, TX 75201 +1 469 680 4200 Fax +1 469 680 4299 reedsmith.com

October 17, 2025

Solana Company

642 Newtown Yardley Road, Suite 100

Newtown, PA 18940

Re:	Solana Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 under the Securities Act of 1933, filed on October 17, 2025 (the “Registration Statement”), filed by Solana Company, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (as filed and as it may be subsequently amended, the “Registration Statement”). The Registration Statement relates to the filing of a prospectus (the “Prospectus”) to register the Company’s Securities (as defined below) including: (i) the offer and resale by the selling stockholders identified herein, or their permitted transferees (the “Selling Stockholders”), of up to (i) 37,825,277 shares (the “PIPE Shares”) of Class A common stock, par value $0.001 share (“Common Stock”) issued to the investors of the PIPE Offerings (as defined below), (ii) 36,115,912 shares of Common Stock (the “Pre-Funded Warrant Shares”) underlying pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock with an exercise price per share equal to $0.001 issued to the investors of the PIPE Offerings, (iii) 73,941,189 shares of Common Stock (the “Stapled Warrant Shares”) underlying stapled warrants (the “Stapled Warrants”) to purchase shares of Common Stock with an exercise price of $10.134 per underlying share of Common Stock and (iv) 7,394,119 shares of Common Stock (the “Advisor Shares”) underlying warrants (the “Advisor Warrants”) to purchase shares of Common Stock with an exercise price equal to $0.001 per share of Common Stock issued to advisors of the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The PIPE Shares, Pre-Funded Warrant Shares, Stapled Warrant Shares and Advisor Shares are collectively referred to as the “Securities.”

The PIPE Shares, Pre-Funded Warrants and Stapled Warrants were issued on September 18, 2025, pursuant to certain Subscription Agreements (collectively, the “Subscription Agreements”) dated September 15, 2025 in private placement offerings (the “PIPE Offerings”). The Advisor Warrants were issued on September 18, 2025 pursuant to Strategic Advisory Agreements between the Company and to certain entities providing services for the Company pursuant to Section 4(a)(2) of the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Prospectus, (c) executed copies of the Subscription Agreements, (d) the certificate of incorporation and bylaws of the Company, as amended through the date hereof, (e) the warrants agreements and (f) certain resolutions of the board of directors of the Company or committees thereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed, with your permission and without independent verification or investigation: (i) that all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals; (ii) except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion; and (iii) that as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities of or within the State of Delaware and New York, or as to any matters arising thereunder or relating thereto. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states to sales of the Shares.

Reed Smith LLP 2501 N. Harwood Street Suite 1700 Dallas, TX 75201 +1 469 680 4200 Fax +1 469 680 4299 reedsmith.com

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.	Solana Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The PIPE Shares are validly issued, fully paid, and nonassessable.

3.	The Pre-Funded Warrant Shares were duly authorized, and if issued upon exercise of the Pre-Funded Warrants, against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.

4.	The Stapled Warrant Shares were duly authorized, and if issued upon exercise of the Stapled Warrants, against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.

5.	The Advisor Shares were duly authorized, and if issued upon exercise of the Advisor Warrants, against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in the facts or laws upon which this opinion are based come to our attention after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP